Exhibit 99.1
NEWS RELEASE

HECLA REPORTS RECORD 2011 REVENUE & GROSS PROFITS
For Release:  February 21, 2012

COEUR D'ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) today announced record 2011 revenue of $477.6 million and gross profit of $265.0 million with net income applicable to common shareholders of $150.6 million, or $0.54 per basic share, and adjusted net income applicable to common shareholders of $130.9 million1, or $0.47 per basic share, for the year. Full year silver production was 9.5 million ounces at a total cash cost of $1.15 per ounce, net of by-products.2

FULL YEAR 2011 HIGHLIGHTS

●	Achieved 9.5 million ounces of silver production in line with guidance at a total cash cost of $1.15 per ounce, net of by-products
●	Silver reserves and resources increased by 4% and 13%, respectively, to 148 million ounces and 281 million ounces
●	Finalized the long-standing Coeur d'Alene Basin environmental settlement paying $168 million in the fourth quarter
●	Achieved operating cash flow of $69.9 million after the environmental settlement payment of $168 million
●	Cash and cash equivalents of $266.5 million at December 31, 2011, and no debt

FOURTH QUARTER 2011 HIGHLIGHTS

●	Net income applicable to common shareholders of $18.4 million, or $0.07 per basic share, and adjusted net income applicable to common shareholders of $18.8 million, or $0.07 per basic share1
●	Silver production of 2.5 million ounces at a total cash cost of $2.28 per ounce, net of by-products2
●	Acquisition of remaining 30% interest in San Juan Silver property in Creede, Colorado, in exchange for 5.4 million shares of Hecla valued at $33.8 million
●
Declared quarterly common stock dividend of $0.0125 per share of common stock which includes the new quarterly minimum dividend payment of $0.0025 and $0.01 of the dividend payment is based on an average realized silver price of $31.61 per ounce pursuant to Hecla's silver price-linked dividend policy

"Hecla faced significant challenges in 2011; however, what is different today than at any other time in our history is that our financial position, asset base, and growth opportunities are

(1)
Earnings after adjustments applicable to common shareholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income applicable to common shareholders (GAAP) to earnings after adjustments can be found at the end of the release.

(2)
Total cash cost per ounce of silver represents a non-GAAP measurement. A reconciliation of total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

the strongest they have ever been," said Hecla's President and Chief Executive Officer, Phillips S. Baker, Jr. "In 2011, we had many significant accomplishments:  we achieved record revenues and profits; settled the long-standing Coeur d'Alene Basin litigation thereby removing a significant and unquantifiable liability; achieved our silver production guidance; executed a $102 million capital expenditure program; expanded growth opportunities with significant advancement in our three pre-development programs; increased silver reserves and resources for the sixth consecutive year in a row; introduced a new common stock dividend; and we acquired the minority interest in the San Juan Silver property.  In addition, we finished the year with $266.5 million of cash and no debt. We did all of these things while dealing with a series of unprecedented and unfortunate, yet unrelated, events at our Lucky Friday mine."

FINANCIAL OVERVIEW

Hecla reported record revenue and gross profit in 2011 surpassing 2010's previous record levels as a result of higher metals prices. These results were achieved despite being faced with several challenges at the Lucky Friday mine. Cash provided by operations would have also been at record levels were it not for the initial Coeur d'Alene Basin environmental settlement payment of $168 million in the fourth quarter of 2011. Without this payment, cash provided by operations would have been $238 million, a 20% increase over 2010's levels.

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
FINANCIAL DATA (000s)
Sales	$102,867	$134,460	$477,634	$418,813
Gross profit	$49,826	$74,693	$264,995	$194,819
Income (loss) applicable to common shareholders	$18,431	$(13,144)	$150,612	$35,350
Basic income (loss) per common share	$0.07	$(0.05)	$0.54	$0.14
Diluted income (loss) per common share	$0.06	$(0.05)	$0.51	$0.13
Net income (loss)	$18,569	$(9,736)	$151,164	$48,983
Cash provided (used) by operating activities	$(118,049)	$82,541	$69,891	$197,809

Hecla completed a record level of capital investment at its existing operations of $28.0 million and $102.1 million for the fourth quarter and twelve-month period, respectively. Capital expenditures were higher primarily due to the #4 Shaft development at the Lucky Friday, and significant tailings and other infrastructure investment at Greens Creek.

Pre-development expenditures totaled $2.7 million and $4.4 million for the fourth quarter and twelve-month period ended December 31, 2011. Pre-development expenditures in the fourth quarter were primarily for infrastructure at the Star mine in the Silver Valley, and San Juan Silver property in Creede, Colorado.

Exploration expenditures for the fourth quarter and twelve months were $7.9 million and $27.0 million, respectively. In 2011, Hecla increased the exploration drilling targets at each of its four district-sized land packages in the United States and Mexico.

Metals Prices

Realized metals prices continued to increase significantly in 2011 compared to 2010. While the realized silver prices in the fourth quarter of 2011 were 3% less than that in the same period in 2010 for the twelve-month period realized prices were 56% higher.

Decreases in prices in the time period between the shipment of concentrate and final settlement resulted in negative adjustments to provisional settlements of $9.8 million in 2011 compared to net positive price adjustments to provisional settlements of $14.9 million in the same period in 2010. The provisional price adjustments related to zinc and lead contained in Hecla's concentrate shipments were largely offset by net gains on forward contracts of $7.1 million for those metals in 2011.

	Fourth Quarter Ended		Twelve Months Ended

	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
AVERAGE METAL PRICES

Silver - London PM Fix ($/oz)	$31.82	$26.43	$35.11	$20.16
Realized price per ounce	$31.61	$32.51	$35.30	$22.70
Gold - London PM Fix ($/oz)	$1,685	$1,367	$1,569	$1,225
Realized price per ounce	$1,640	$1,426	$1,592	$1,271
Lead - LME Cash ($/pound)	$0.90	$1.08	$1.09	$0.97
Realized price per pound	$0.82	$1.10	$1.05	$0.98
Zinc - LME Cash ($/pound)	$0.86	$1.05	$1.00	$0.98
Realized price per pound	$0.87	$1.09	$1.00	$0.96

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at December 31, 2011:

	Metric Tonnes Under Contract		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2012 settlements	9,600	2,600	$0.86	$0.89

Contracts on forecasted sales
2012 settlements	20,500	15,900	$1.12	$1.12
2013 settlements	8,275	11,150	$1.14	$1.19

OPERATIONS OVERVIEW

Silver production was in-line with guidance despite challenges faced at the Lucky Friday mine. Production was down year-over-year due to lower grade as a result of mine sequencing at Greens Creek. Fourth quarter and full year silver cash cost, net of by-product credits, was $2.28 per ounce and $1.15 per ounce respectively, compared to $(0.14) per ounce and $(1.46) per ounce, respectively in the same period in 2010.

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
PRODUCTION SUMMARY
Silver - Ounces produced	2,491.224	2,741.106	9,483,676	10,566,352
Payable ounces sold	1,923,365	2,413,620	8,119,634	9,360,172
Gold - Ounces produced	13,745	16,111	56,818	68,838
Payable ounces sold	10,050	14,466	43,942	57,386
Lead - Tons produced	8,194	10,739	39,150	46,955
Payable tons sold	7,046	9,485	33,050	40,434
Zinc - Tons produced	17,384	18,771	73,355	83,782
Payable tons sold	15,914	14,485	53,901	62,851
Total cash cost per ounce of silver produced (1)	$2.28	$(0.14)	$1.15	$(1.46)

(1)
Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

Greens Creek Mine - Alaska

Silver production at Greens Creek was 6.5 million ounces for the year and 2.0 million ounces in the fourth quarter, compared to 7.2 million ounces and 1.9 million ounces last year. The decrease in silver production year-over-year is attributable to lower ore grade which reflects mining a lower-grade portion of the mine. The increase in silver production in the fourth quarter over the same period in 2010 is attributable to higher ore grades.

Total cash cost per ounce of silver produced at Greens Creek was $(1.29) and $0.42, net of by-products, for the full year and fourth quarter 2011, respectively, compared to $(1.93) and $(3.90) for the same respective periods in 2010. The increase in total cash cost per ounce for the full year was primarily due to higher production costs, and treatment and freight costs by $2.55 and $1.70, per ounce, respectively, partially offset by higher by-product credits of $1.65 per ounce. The increase in by-product credits is due to higher prices, despite lower ore grades for by-product metals. The increased treatment costs are the result of higher metals prices.

In 2012, Hecla is planning the largest investment in Greens Creek's history, approximately $90 million. Some of the key capital expenditures include Deep 200 South access development ($18 million), mining fleet replacement and additions ($14 million), tailings dam expansion ($10 million), East Ore access and ventilation rehabilitation ($6 million), definition drilling ($5 million), and the construction of expanded and upgraded camp facilities ($5 million).

Lucky Friday Mine - Idaho

Silver production at Lucky Friday was 3.0 million ounces for the year and .5 million ounces in the fourth quarter, compared to 3.4 million ounces and .8 million ounces in the respective periods in 2010. The overall decrease in production was primarily due to lower ore throughput resulting from the interruptions to operations during 2011.

Total cash cost per ounce of silver produced at Lucky Friday was $6.47 and $9.68, net of by-product credits, for the full year and fourth quarter, respectively, compared to $3.76 and $4.06, for the same periods in 2010. The increase in total cash cost per ounce for the full year was primarily due to higher employee profit sharing, higher treatment and freight costs, and higher production costs by $1.76, $1.24, and $0.21 per ounce, respectively, which were partially offset by higher by-product credits of $0.50 per ounce resulting from higher prices.  Higher profit sharing and treatment costs were due to higher metals prices. In the fourth quarter, interruptions in mine operations adversely affected cost per ounce due to the inefficiencies of startup and shutdown cycles. As a result, production costs per ounce were higher by $1.24 than in the fourth quarter of 2010.

Construction at the Lucky Friday #4 Shaft advanced in 2011 with shaft sinking set-up activities, primary mechanical and electrical systems, and critical lateral development largely complete. Upon restart of the #4 Shaft construction operations, work will primarily focus on shaft sinking and station development activities until project completion. The total project is now 45% complete, and 80% of major procurements have been ordered or installed. Capital expenditures for the #4 Shaft for the full year and fourth quarter 2011 were $9.6 million and $41.9 million, respectively, for a total of approximately $90 million invested to date on the project.  Total project capital is expected to be approximately $200 million. As a result of the requirement to remove built-up material in the Silver Shaft, construction of the #4 Shaft is suspended until the work on the Silver Shaft is complete.

At the end of 2011, MSHA began a special impact inspection at the Lucky Friday mine, which resulted in an order to remove loose material from the Silver Shaft. In response, Hecla submitted a plan to MSHA and recently received approval to remove the loose cementitious material. In addition, the plan includes removal of unused utilities, construction of a water ring to prevent ice from forming in the winter, the installation of a metal brattice between the east and west half of the shaft providing a physical barrier between the two halves, repair shaft steel, and installation of a new power cable; all of which should improve the shaft's functionality and possibly its hoisting capacity. Once the shaft cleanup has been completed down to the 4900 level, work on the previously announced 5900 haulage way bypass is expected to commence. In addition to work on the Silver Shaft, other significant surface and underground capital programs are being planned. Since January, a number of other activities have been under way, of which the most significant are driving a drift to access and maintain the pumps at the 5300 level via the #2 Shaft during the standby period, with completion expected this week, ongoing work on the headframe, and termination of citations. Work on the shaft cleaning is expected to commence in the next few weeks.

Final plans are not yet complete, but Hecla expects to spend up to $50 million on all of these projects, which includes $10 million to remove the loose cementitious material, $20 million for shaft improvements and $20 million on other capital projects. Hecla expects to incur non-capitalized expenses of $17.5 million, which includes $11 million in holding costs, $4 million for the #4 Shaft care and maintenance, and $2.5 million in discretionary expenses. The mine is expected to be on standby for all of 2012 to complete this work and smelter contracts have been suspended based on force majeure.

2012 GUIDANCE

Hecla reiterates its 2012 silver production estimate of approximately 7 million ounces, which excludes production from the Lucky Friday mine. Production at the Lucky Friday mine is expected to resume in early 2013.  Total cash cost net of by-products is expected to be approximately between $1.00 to $2.00 per ounce at current metal prices.

Capital expenditures are expected to be approximately $140 million, which includes $90 million at Greens Creek, and $50 million at Lucky Friday, which includes the cost of the Silver Shaft rehabilitation and related capital items.

Pre-development expenditures are expected to be approximately $11 million, which includes $6 million at San Juan Silver, $3 million at the Star, and $2 million at San Sebastian. Additional expenditures may be budgeted at the San Juan Silver property following progress on studies.

Exploration expenditures are expected to be $28 million, which includes $7 million at Greens Creek, $6 million in the Silver Valley, $8.5 million at San Juan Silver, $3 million at San Sebastian, and $3.5 million in generative activities.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, February 21, at 1:00 p.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-800-510-9661 or 1-617-614-3452 internationally. The participant passcode is HECLA.  Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Established in 1891, Hecla Mining Company has distinguished itself as the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico. With a solid asset base, a strong cash position and no debt, Hecla is poised for growth.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC's website at www.sec.gov.

For further information, please contact:

Mélanie Hennessey Vice President - Investor Relations Direct: 604-694-7729	Direct Main: 800-HECLA91 (800-432-5291) Email: hmc-info@hecla-mining.com Website: www.hecla-mining.com

Hecla Canada Ltd. 400 - 580 Hornby Street Vancouver, British Columbia V6C 3B6 Canada	Hecla Mining Company 6500 N. Mineral Drive, Suite 200 Coeur d’Alene, Idaho 83815

HECLA MINING COMPANY
Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Sales of products	$102,867	$134,460	$477,634	$418,813
Cost of sales and other direct production costs	40,540	45,811	165,573	163,983
Depreciation, depletion and amortization	12,501	13,956	47,066	60,011
	53,041	59,767	212,639	223,994
Gross profit	49,826	74,693	264,995	194,819

Other operating expenses:
General and administrative	3,732	5,758	18,540	18,219
Exploration	7,947	5,439	26,959	21,605
Pre-development	2,694	—	4,446	—
Other operating expense	1,959	1,309	7,658	5,334
Loss on disposition of property, plants, equipment and mineral interests	—	80	—	80
Provision for closed operations and reclamation	1,864	195,409	9,747	201,136
	18,196	207,995	67,350	246,374
Income (loss) from operations	31,630	(133,302)	197,645	(51,555)
Other income (expense):
Gain (loss) on derivative contracts	(919)	(9,562)	37,988	(20,758)
Gain on sale of investments	—	—	611	588
Loss on impairment of investments	(140)	—	(140)	(739)
Interest and other income (loss)	4	(11)	(87)	126
Interest expense	(491)	(499)	(2,875)	(2,211)
	(1,546)	(10,072)	35,497	(22,994)
Income (loss) before income taxes	30,084	(143,374)	233,142	(74,549)
Income tax benefit (provision)	(11,515)	133,638	(81,978)	123,532
Net income (loss)	18,569	(9,736)	151,164	48,983
Preferred stock dividends	(138)	(3,408)	(552)	(13,633)
Income (loss) applicable to common shareholders	$18,431	$(13,144)	$150,612	$35,350
Basic income (loss) per common share after preferred dividends	$0.07	$(0.05)	$0.54	$0.14
Diluted income (loss) per common share after preferred dividends	$0.06	$(0.05)	$0.51	$0.13
Weighted average number of common shares outstanding basic	280,819	257,403	280,956	251,146
Weighted average number of common shares outstanding diluted	294,133	276,136	297,033	269,601

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$266,463	$283,606
Investments	—	1,474
Accounts receivable	20,309	36,840
Inventories	26,195	19,131
Current deferred income taxes	27,810	87,287
Other current assets	21,967	3,683
Total current assets	362,744	432,021
Non-current investments	3,923	1,194
Non-current restricted cash and investments	866	10,314
Properties, plants, equipment and mineral interests, net	923,212	833,288
Non-current deferred income taxes	88,028	100,072
Other non-current assets and deferred charges	17,317	5,604
Total assets	$1,396,090	$1,382,493

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$37,831	$31,725
Accrued payroll and related benefits	12,878	10,789
Accrued taxes	10,354	16,042
Current portion of capital leases	4,005	2,481
Current portion of accrued reclamation and closure costs	42,248	175,484
Current derivative contract liabilities	—	20,016
Total current liabilities	107,316	256,537
Capital leases	6,265	3,792
Accrued reclamation and closure costs	111,563	143,313
Other non-current liabilities	30,833	16,598
Total liabilities	255,977	420,240

SHAREHOLDERS’ EQUITY
Preferred stock	39	543
Common stock	71,420	64,704
Capital surplus	1,215,229	1,179,751
Accumulated deficit	(120,557)	(265,577)
Accumulated other comprehensive loss	(23,498)	(15,117)
Treasury stock	(2,520)	(2,051)
Total shareholders’ equity	1,140,113	962,253
Total liabilities and shareholders’ equity	$1,396,090	$1,382,493
Common shares outstanding	285,290	258,486

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)
	December 31, 2011	December 31, 2010
OPERATING ACTIVITIES
Net income	$151,164	$48,983
Non-cash elements included in net income:
Depreciation, depletion and amortization	47,348	60,235
Gain on sale of investments	(611)	(588)
Loss on impairment of investments	140	739
Loss (gain) on disposition of properties, plants, equipment and mineral interests	—	80
Provision for reclamation and closure costs	7,004	196,262
Deferred income taxes	76,944	(141,707)
Stock compensation	2,073	3,446
Amortization of loan origination fees	598	621
Amortization of intangible asset	—	1,380
(Gain) loss on derivative contracts	(53,545)	20,795
Other non-cash charges, net	1,209	(495)
Change in assets and liabilities:
Accounts receivable	16,531	(9,404)
Inventories	(7,064)	2,335
Other current and non-current assets	2,164	3,279
Accounts payable and accrued liabilities	1,466	10,896
Accrued payroll and related benefits	2,090	(3,376)
Accrued taxes	(5,688)	9,802
Accrued reclamation and closure costs and other non-current liabilities	(172,855)	(8,666)
Other non-current liabilities	923	3,192
Cash provided by operating activities	69,891	197,809

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(87,546)	(67,414)
Proceeds from sale of investments	1,366	1,138
Proceeds from disposition of properties, plants and equipment	113	29
Purchases of investments	9,448	1,459
Changes in restricted cash and investment balances	(3,200)	—
Net cash used in investing activities	(79,819)	(64,788)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	5,786	53,093
Acquisition of treasury shares	(469)	(693)
Dividend paid to common shareholders	(5,592)	—
Dividends paid to preferred shareholders	(3,822)	(4,513)
Loan origination fees paid	(180)	(200)
Repayments of capital leases	(2,938)	(1,780)
Net cash (used) provided by financing activities	(7,215)	45,907
Net increase (decrease) in cash and cash equivalents	(17,143)	178,928
Cash and cash equivalents at beginning of year	283,606	104,678
Cash and cash equivalents at end of year	$266,463	$283,606

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GREENS CREEK UNIT
Tons of ore milled	191,858	193,674	772,069	800,397
Mining cost per ton	$50.85	$45.88	$49.31	$43.00
Milling cost per ton	$29.41	$28.14	$30.69	$24.23
Ore grade milled - Silver (oz./ton)	13.5	13.2	11.5	12.3
Ore grade milled - Gold (oz./ton)	0.1	0.1	0.1	0.1
Ore grade milled - Lead (%)	3.4	3.6	3.5	4.1
Ore grade milled - Zinc (%)	9.5	9.9	9.8	10.7
Silver produced (oz.)	1,990,610	1,921,789	6,498,337	7,206,973
Gold produced (oz.)	13,745	16,111	56,818	68,838
Lead produced (tons)	5,048	5,383	21,055	25,336
Zinc produced (tons)	16,137	16,558	66,050	74,496
Total cash cost per ounce of silver produced (1)	$0.42	$(1.93)	$(1.29)	$(3.90)
Capital additions (in thousands)	$12,551	$7,355	$41,657	$18,280
LUCKY FRIDAY UNIT
Tons of ore processed	49,638	90,191	298,672	351,074
Mining cost per ton	$67.62	$53.61	$60.76	$54.27
Milling cost per ton	$20.79	$14.73	$16.96	$14.74
Ore grade milled - Silver (oz./ton)	10.8	9.7	10.7	10.3
Ore grade milled - Lead (%)	6.8	6.4	6.5	6.6
Ore grade milled - Zinc (%)	2.9	2.9	2.8	3.0
Silver produced (oz.)	500,614	819,317	2,985,339	3,359,379
Lead produced (tons)	3,146	5,356	18,095	21,619
Zinc produced (tons)	1,247	2,213	7,305	9,286
Total cash cost per ounce of silver produced (1)	$9.68	$4.06	$6.47	$3.76
Capital additions (in thousands)	$15,428	$15,840	$60,454	$54,370

(1)
Total cash cost per ounce of silver represents non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce - unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$5,677	$(377)	$10,934	$(15,435)
Divided by ounces produced	2,490	2,741	9,483	10,566
Total cash cost per ounce produced	$2.28	$(0.14)	$1.15	$(1.46)
Reconciliation to GAAP:
Total cash costs	$5,677	$(377)	$10,934	$(15,435)
Depreciation, depletion and amortization	12,501	13,956	47,066	60,011
Treatment costs	(22,758)	(23,733)	(99,019)	(92,144)
By-product credits	53,530	67,375	254,372	267,272
Change in product inventory	836	2,303	(4,805)	3,660
Suspension-related costs (2)	2,495	—	4,135	—
Reclamation and other costs	760	243	(44)	630
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$53,041	$59,767	$212,639	$223,994
GREENS CREEK UNIT
Total cash costs	$829	$(3,705)	$(8,387)	$(28,073)
Divided by ounces produced	1,990	1,922	6,498	7,207
Total cash cost per ounce produced	$0.42	$(1.93)	$(1.29)	$(3.90)
Reconciliation to GAAP:
Total cash costs	$829	$(3,705)	$(8,387)	$(28,073)
Depreciation, depletion and amortization	11,032	11,531	41,013	51,671
Treatment costs	(19,612)	(18,773)	(79,134)	(73,817)
By-product credits	46,375	52,914	205,961	214,462
Change in product inventory	720	2,248	(4,966)	3,685
Reclamation and other costs	745	218	(81)	567
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$40,089	$44,433	$154,406	$168,495
LUCKY FRIDAY UNIT
Total cash costs	$4,848	$3,328	$19,321	$12,638
Divided by silver ounces produced	500	819	2,985	3,359
Total cash cost per ounce produced	$9.68	$4.06	$6.47	$3.76
Reconciliation to GAAP:
Total cash costs	$4,848	$3,328	$19,321	$12,638
Depreciation, depletion and amortization	1,469	2,426	6,053	8,340
Treatment costs	(3,146)	(4,960)	$(19,885)	(18,327)
By-product credits	7,155	14,461	48,411	52,810
Change in product inventory	116	54	$161	(25)
Suspension-related costs (2)	2,495	—	4,135	—
Reclamation and other costs	15	25	37	63
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$12,952	$15,334	$58,233	$55,499

(1)  Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2)  Various accidents and other events resulted in temporary suspensions of production at the Lucky Friday unit during 2011. See the Lucky Friday Segment section for more discussion of these events. Care-and-maintenance, mine rehabilitation, investigation, and other costs incurred during the suspension periods not related to production have been excluded from total cash costs and the calculation of total cash cost per ounce produced.

HECLA MINING COMPANY
Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to Earnings After Adjustments(1)
(dollars and ounces in thousands, except per share amounts - unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income applicable to common shareholders (GAAP)	$18,431	$(13,144)	$150,612	$35,350
Adjusting items:
(Gains)/losses on derivatives contracts	919	9,562	(37,988)	20,758
Environmental accruals	336	193,183	4,990	195,558
Provisional price (gains)/losses	(728)	(9,804)	2,611	(11,817)
Income tax effect of above adjustments	(184)	(67,529)	10,635	(71,575)
Earnings after adjustments applicable to common shareholders	$18,774	$112,268	$130,860	$168,274
Weighted average shares - basic	280,819	257,403	280,956	251,146
Weighted average shares - diluted	294,133	276,136	297,033	269,601
Basic earnings after adjustments per common share	$0.07	$0.44	$0.47	$0.67
Diluted earnings after adjustments per common share	$0.06	$0.41	$0.44	$0.62

(1)  Earnings After Adjustments and Earnings After Adjustments  per share are non-GAAP measures which are indicators of our performance.  They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance.  Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance.